Exhibit 23.1
CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

We hereby consent to the inclusion in the Form 10-K of Gulfport Energy Corporation (the "Form 10-K") of our report dated February 4, 2022 on oil and gas reserves of Gulfport Energy Corporation and its subsidiaries as of December 31, 2021, located in the United States, information from our prior reserves reports referenced in the Form 10-K, and to all references to our firm included in the Form 10-K.

    NETHERLAND, SEWELL & ASSOCIATES, INC.

    /s/ Richard B. Talley, Jr.
    By:
    Richard B. Talley, Jr., P.E.
    Senior Vice President

Houston, Texas
March 1, 2022